Exhibit 4(t)

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 20, 2002, is by and among Litton Industries, Inc., a Delaware corporation (“Litton”), The Bank of New York, a New York banking corporation, as trustee (“Trustee”), Northrop Grumman Corporation, a Delaware corporation, (“NGC”), and Northrop Grumman Systems Corporation, a Delaware corporation, (“NGSC”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Senior Indenture (as defined below).

WHEREAS, Litton and the Trustee are parties to that certain Senior Indenture dated as of December 15, 1991 between Litton and the Trustee (as supplemented and/or amended to date, the “Senior Indenture”), providing for the issuance from time to time of Litton’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as might be determined by Litton under the Senior Indenture;

WHEREAS, Litton has issued its 7.75% Debentures due 2026 and its 6.98% Debentures due 2036 pursuant to the terms of the Senior Indenture (the “Securities”);

WHEREAS, NGSC and Litton are each wholly-owned subsidiaries of NGC;

WHEREAS, NGC desires to simplify its organizational structure by merging Litton into NGSC pursuant to Section 251 of the Delaware General Corporation Law (the “Merger”) on or about 12:01 a.m. on January 1, 2003;

WHEREAS, NGC has guaranteed the obligations of Litton under the Senior Indenture and desires that such guarantee continue following the merger of Litton into NGSC;

NOW, THEREFORE, NGC, NGSC and Litton covenant and agree to and with the Trustee, for the equal and proportionate benefit of all present and future Holders of the Securities, as follows:

1.	Assumption of Obligations by NGSC and No Event of Default.
NGSC hereby agrees that upon consummation of the Merger, it shall assume all of the obligations of Litton under the Securities and the Senior Indenture and the performance of every covenant of the Senior Indenture on the part of Litton to be performed or observed.

2.	Acknowledgement of Trustee.
The Trustee hereby acknowledges receipt of the following documents pursuant to the provisions of the Senior Indenture:

(a)	An Officer’s Certificate of Litton stating that, among other things, to the knowledge of the signing officers, all conditions precedent provided for in the

Senior Indenture relating to the Merger and the execution and delivery of this Supplemental Indenture have been complied with.

(b)	A Certificate of Board Resolution certifying the adoption of certain resolutions by the Boards of Directors of Litton and NGSC.

(c)	An Opinion of Counsel specifying, among other things, that the Merger and this Supplemental Indenture comply with Article Eight of the Senior Indenture and that all conditions precedent provided for in the Senior Indenture relating to the Merger and the execution and delivery of this Supplemental Indenture have been complied with.

3.	Incorporation by Reference.
This Supplemental Indenture shall be construed as supplemental to the Senior Indenture and shall form a part thereof. The Senior Indenture is hereby incorporated by reference herein and is hereby ratified, approved, and confirmed.

4.	Effect of Headings.
The headings herein are for convenience and reference only, are not to be considered a part hereof, and shall not affect the construction hereof.

5.	Successors and Assigns.
All covenants and agreements in this Supplemental Indenture by NGC, NGSC and Litton shall bind their successors and assigns, whether so expressed or not.

6.	Separability Clause.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.	Governing Law.
This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any otherwise governing principles of conflicts of law.

8.	Additional Supplemental Indentures.
Nothing contained herein shall or impair the rights of the parties to enter into one or more additional supplemental indentures in the manner provided in the Senior Indenture.

9.	Counterparts.
This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

10.	Trustee
The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of Litton, NGC and NGSC and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of December 20, 2002.

LITTON INDUSTRIES, INC.

/s/ Albert F. Myers
By: Albert F. Myers
Its: Treasurer

Attest:

/s/ John H. Mullan
By: John H. Mullan
Its: Secretary
THE BANK OF NEW YORK, as Trustee

/s/ Stacey B. Poindexter
By: Stacey B. Poindexter
Its: Assistant Treasurer

NORTHROP GRUMMAN CORPORATION

/s/ Albert F. Myers
By: Albert F. Myers
Its: Corporate Vice President and Treasurer:

Attest:

/s/ John H. Mullan
By: John H. Mullan
Its: Corporate Vice President and Secretary

NORTHROP GRUMMAN SYSTEMS CORPORATION

/s/ Albert F. Myers
By: Albert F. Myers
Its: Treasurer

Attest:

/s/ John H. Mullan
By: John H. Mullan
Its: Secretary